Exhibit 4.1(c)

[NEVADA STATE SEAL]	ROSS. MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Filed in the office of /s/ Ross Miller	Document Number 20140188786-65
Ross Miller Secretary of State	Filing Date and Time 03/14/201411:10 AM
State of Nevada	Entity Number C7726-1999

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Avalon Oil & Gas, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Preferred Stock, par value $0.10 per share

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

A new Subsection (B) is added to Article 3. Dividends, as follows:

“(B)  The rate of Dividends set forth in Article 3, section (A) above shall increase from eight percent (8%) to nine percent (9%) per annum beginning April 1, 2014. In addition, beginning on April 1, 2014, the Dividend Payment Date, as defined in Article 3, Section (A) above, will be April 15 of each year, or if not a business day, on the next succeeding business day.”

5. Effective date of filing: (optional)	April 1, 2014
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [Signature]

______________________________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After